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Exhibit 10.37

AGREEMENT TO TERMINATE
CONTRACTUAL RELATIONSHIPS

        This Agreement is made on the            day of December, 2002, by and between RENAISSANCE ENTERTAINMENT CORPORATION, of Louisville, Colorado, a Colorado corporation, hereinafter referred to as "REC", and EVENTS GROUP CORPORATION, of St. Joseph, Missouri, a Missouri corporation, hereinafter referred to as "Events."

RECITALS:

        A. The parties entered into a contractual relationship dated December 16, 1999, whereby REC employed Events to develop annual media plans and budgets (the "Plans") for the promotion of five separate annual events collectively referred to as "the Faires." That the term of the Agreement dated December 16, 1999, was for a period of three years; and that term was extended to December 16, 2004, under the self-renewal language of paragraph 10 of the Agreement dated December 16, 1999, as extended.

        B. The parties entered into a contractual relationship dated August 15, 2001, whereby REC employed Events to develop school day events in conjunction with the Southern California Renaissance Pleasure Faire, hereinafter referred to as the "California School Days Agreement." That the term of the California School Days Agreement was for a period of two years, through August 15, 2003, as set forth in paragraph 10 of the California School Days Agreement, dated August 15, 2001.

        C. The parties entered into a contractual relationship dated August 15, 2001, whereby REC employed Events to develop school day events in conjunction with the New York Renaissance Faire, hereinafter referred to as the "New York School Days Agreement." That the term of the New York School Days Agreement was for a period of two years, through August 15, 2003, as set forth in paragraph 10 of the New York School Days Agreement, dated August 15, 2001.

        D. REC desires to terminate its contractual relationships with Events established by the Agreement dated December 16, 1999, as extended, the California School Days Agreement dated August 15, 2001, and the New York School Days Agreement dated August 15, 2001.

        E. During its business relationship with Events, REC worked with Sheridan Sechter, formerly Sheridan Harl, the Director of Marketing Services for Events. Herein after, Sheridan Sechter/Harl will be known as Sechter. Sechter is no longer an employee of Events. REC desires the opportunity to discuss and/or negotiate an employment relationship with Sechter. Sechter has certain contractual obligations to Events in conjunction with certain restrictive covenants established by the employment agreement between Events and Sechter, dated July 30, 1995, as amended and extended through July 14, 2002, November 15, 2002, and May 5, 2004.

        F. REC agrees to pay to Events, and Events agrees to accept from REC certain specific monetary consideration, the sufficiency of which is hereby acknowledged by Events, as compensation for the termination of the Agreement dated December 16, 1999, as extended, the California School Days Agreement dated August 15, 2001, and the New York School Days Agreement dated August 15, 2001, and as compensation for the consent of Events to suspend certain restrictive covenants regarding an employer / employee relationship between REC and Sechter, only as those restrictive covenants pertain to REC; but that this consent on the part of Events specifically would not apply to any potential employer other than REC and would not constitute a suspension or waiver of any terms, conditions, or restrictive covenants regarding the contractual relationship between Events and Sechter.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

  1.
  TERMINATION

        That REC and Events mutually understand and agree that the above-referenced contracts are to be terminated as of the 10th day of December, 2002, Events will deliver to Sechter contemporaneously with the signing of this Agreement, all relevant files, data bases, contact lists, and paperwork of any kind between REC and Events.

        It is agreed that the provisions in each respective contract regarding notice, if any, are specifically waived by the parties.

  2.
  COMPENSATION

        That as consideration for the termination of the contractual relationships established by the three respective contracts referenced in this Agreement, and in full settlement of any other claims of Events now existing or which may accrue in the future, REC agrees to pay to Events and Events agrees to accept the sum of Two Hundred Ten Thousand Dollars ($210,000.00). The Two Hundred Ten Thousand Dollars ($210,000.00) shall be paid in three installments, with a payment in the sum of $70,000 to be made on or before June 1, 2003, June 1, 2004, and June 1, 2005. The parties agree that in the event REC does not make an installment payment to Events on or before June 1st of the year in question, that REC will owe a late payment penalty to Events in the amount of five percent (5%) of the $70,000 installment payment. Further, the parties agree that in the event that REC does not make an installment payment on or before June 1st of the year in question that Events shall have the right to terminate its suspension of the restrictive covenants applicable to Sechter, until such time as the installment payment shall be made. Events agrees that after the payment of the sum of $210,000 and all commissions due to Events on sponsorship income that Events will permanently waive any restrictive covenants regarding any employer / employee relationship between REC and Sechter, but that these restrictions shall only be waived by Events as they pertain to REC.

  3.
  CONSULTING.

        Events agrees, if requested by REC, to provide a reasonable amount of consultation through December 31, 2005, for no additional monetary compensation other than that provided for in paragraph 4 of the Agreement dated December 16, 1999, as extended, in order to maximize sponsorship income for REC.

  4.
  CONFIDENTIALITY.

        All information furnished by one party to another pursuant to this Agreement or any agreements or documents which may be executed or delivered in connection with this Agreement, shall be considered strictly confidential and shall not be disclosed by any party to any third party without the prior written consent of the other party; provided, that nothing in this Agreement shall limit the disclosures of any such information of either party to its officers, attorneys or accountants, or any other disclosure that may be required by law.

  5.
  MISCELLANEOUS PROVISIONS.

            A.  Entire Agreement. This Agreement shall constitute the entire termination agreement between the parties on the issues set forth herein and shall supersede any and all agreements between the parties regarding the issues prior to the date hereof. This Agreement may be modified or amended only by a writing signed by both parties.

            B.  Headings. The article headings of this Agreement are for reference and convenience only and shall not modify or amend this Agreement.

            C.  Counterparts. This Agreement may be executed in multiple counterparts. A facsimile of an executed original document shall have the same legal force and effect as an original document and shall be admissible as an original document.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RENAISSANCE ENTERTAINMENT CORP.	EVENTS GROUP CORP.
By: Charles S. Leavell Chairman and CEO President 275 Century Circle, Suite 102 Louisville, CO 80027	By: John Gourley President 4115 River Road St. Joseph, MO 64505

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  Exhibit 10.37